United States Steel Corporation 2016 Omnibus Incentive Compensation Plan
Restricted Stock Unit Grant Agreement

United States Steel Corporation, a Delaware Corporation (herein called the “Corporation”), grants to the employee of the employing company identified below (the “Participant”) the number of Restricted Stock Units (“RSUs”) set forth below, each of which is a bookkeeping entry representing the equivalent in value of one share of the class of common stock of the Corporation set forth below:

Name of Participant:	PARTICIPANT NAME

Name of Employing Company	(the company recognized by the Corporation
on Date Hereof:	as employing the Participant)

Number of RSUs Granted:	# RSUs

Date of Grant:	GRANT DATE

By accepting this Award in any manner and within the time period prescribed by the Corporation, the Participant agrees that (1) these RSUs are granted under and governed by the terms and conditions of the United States Steel Corporation 2016 Omnibus Incentive Compensation Plan, as the same may be amended from time to time (the “Plan”) and the provisions of this Restricted Stock Unit Grant Agreement, including (i) the Terms and Conditions contained herein, (ii) if applicable to the Participant under Section 11 hereof, the Confidentiality and Proprietary Rights Agreement attached as Exhibit A and the Non-Competition Agreement attached as Exhibit B, and (iii) any special provisions for the Participant’s country of residence set out on Exhibit C (collectively, the “Agreement”), (2) he or she has reviewed the Plan and the Agreement in their entirety, and (3) he or she has had an opportunity to obtain the advice of counsel prior to accepting this Award and fully understands all provisions of the Plan and the Agreement.

United States Steel Corporation

By:_______________________
Authorized Officer

Terms and Conditions

1.    Award: The Corporation has granted to the Participant the number of RSUs set forth in this Agreement. Each RSU represents the right to receive one share of the Corporation’s common stock (a “Share”) on the date specified in Section 6 below in settlement of each RSU that has vested as provided in Sections 3, 4 or 5, below. Unless and until the RSUs are vested in the manner set forth in Section 3, 4 or 5 below, the Participant will have no right to settlement of any such RSUs or any right to receive any Shares. Prior to settlement of any vested RSUs, such RSUs will represent an unsecured obligation of the Corporation, payable (if at all) only from the general assets of the Corporation.

2.    Restriction Period: The restriction period with regard to the RSUs shall commence on the date the RSUs are granted and end on the date the RSUs are settled as provided in Section 6, below. During the restriction period, the Participant shall not sell, transfer, assign, pledge or otherwise encumber or dispose of any portion of the RSUs, and any attempt to sell, transfer, assign, pledge or encumber any portion of the RSUs prior to the end of the restriction period shall have no effect. During the restriction period, the Participant shall not be entitled to vote any Shares that may be received upon settlement of any vested RSUs and shall not receive dividends paid on those Shares. The Participant shall be entitled to receive dividend equivalents in cash; provided, however, the dividend equivalents shall not vest or be paid to the Participant unless and to the extent the underlying RSUs vest as provided in Section 3, 4 or 5 of this Agreement.

3.    Change in Control: If the Participant’s employment is terminated within two years following a Change in Control involuntarily (except for Cause) or, in the case of a Participant designated by the Corporation as executive management at the time of the Change in Control (“Executive Management”), voluntarily for Good Reason, each unvested RSU will immediately vest, except as otherwise determined by the Corporation with respect to any Participant who is not Executive Management.

4.    Termination of Employment: The full unvested Number of RSUs Granted will immediately vest upon the Participant’s death during employment, upon Termination of employment due to becoming Disabled, or upon a Termination of employment under circumstances which would qualify the Participant for benefits under a severance plan of the Corporation, including execution of any general release required under the severance plan. Unvested RSUs will be forfeited automatically upon any other Termination of employment (including but not limited to any voluntary termination by the Participant or any Termination by the Corporation or the Employing Company for Cause or without Cause), such forfeiture being without consideration or without further action required of the Corporation or Employing Company.

Retention Grant Agreement – February 2021

5.    Vesting: Subject to Sections 3 and 4, in order to vest in the RSUs, the Participant must continue as an active employee of an Employing Company for three years from the Date of Grant, subject to the Employing Company’s right to terminate the Participant’s employment at any time for any reason. The RSUs shall vest on the three-year anniversary of the Date of Grant, provided that the Participant is continuously employed by an Employing Company through such anniversary.

Except as provided in Sections 3 and 4 of this Agreement, notwithstanding any other terms or conditions of the Plan or this Agreement to the contrary, in the event of the Participant’s Termination of employment, regardless of the reason for such Termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any, the Participant’s right to vest in the RSUs, if any, will terminate effective as of the date that the Participant is no longer actively employed by an Employing Company and will not be extended by any notice period (i.e., active employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of the RSUs.

6.    Settlement: RSUs that have vested shall be paid in Shares, along with any dividend equivalents with respect to those vested RSUs, within 45 days after the vesting date. The Corporation shall have no obligation to issue Shares unless and until the Participant has satisfied any applicable tax withholding obligations pursuant to Section 12 below and such issuance otherwise complies with all applicable law. Upon vesting and settlement of the RSUs, Shares shall be delivered free of all restrictions on transferability or forfeiture except for restrictions required by applicable laws and/or regulations and issued in the Participant’s name (or, in the event of the Participant’s death prior to such termination or such issuance, to the Participant’s estate) for the number of Shares subject to vested RSUs. The Participant shall not be entitled to delivery of any portion of the Shares until the corresponding portion of the RSUs has vested.

7.    Adjustments and Recoupment: The number of RSUs awarded is subject to adjustment as provided in Section 8 of the Plan. The Participant shall be notified of such adjustment and such adjustment shall be binding upon the Corporation and the Participant. This Award shall be administered in accordance with, and is subject to, any recoupment policies and provisions prescribed by the Plan, including but not limited to Section 7.07 thereof and all clawback and recoupment policies or provisions required by law from time to time. In its sole discretion, the Committee shall have the authority to amend, waive or apply the terms of any clawback or recoupment policies or provisions to the extent necessary or advisable to comply with applicable laws, as determined by the Committee.

8.    Interpretation and Amendments: This Award, the vesting and delivery of RSUs and the issuance of Shares upon vesting are subject to, and shall be administered in accordance with, the provisions of the Plan, as the same may be amended by the Committee from time to time, provided that no amendment may, without the consent of the Participant, affect the rights of the Participant under this Award in a materially adverse manner. For purposes of the foregoing sentence, an amendment that affects the tax treatment of the RSUs or that is necessary to comply with securities or other laws applicable to the issuance of Shares shall not be considered as affecting the Participant’s rights in a materially adverse manner. All capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Plan. In the event of a conflict between the Plan and this Agreement, unless this Agreement specifies otherwise, the Plan shall control.

9.    Compliance with Laws: The obligations of the Corporation and the rights of the Participant are subject to all applicable laws, rules and regulations including, without limitation, the U.S. Securities Exchange Act of 1934, as amended; the U.S. Securities Act of 1933, as amended; the U.S. Internal Revenue Code of 1986, as amended; and any other applicable U.S. and foreign laws. No Shares will be issued or delivered to the Participant under the Plan unless and until there has been compliance with such applicable laws.

10.    Acceptance of Award: This Award is contingent on the Participant’s acceptance of the Award in the manner and within the time period established by the Corporation. The Award shall be forfeited without further action by the Corporation and shall not be payable if it is not accepted by the Participant in the manner and within the time period established by the Corporation.

11.    Confidentiality and Non-Competition: If a Participant is employed in the United States in a position below the rank of Senior Vice President of the Corporation on the Date of Grant, then the Participant agrees and understands that (a) by accepting this Award the Participant shall be bound by and subject to the terms of the Confidentiality and Proprietary Rights Agreement attached to this Agreement and incorporated herein as Exhibit A and, to the extent permitted by law, the terms and conditions of the Non-Competition Agreement attached to this Agreement and incorporated herein as Exhibit B; provided, however, that the Non-Competition Agreement shall not be applicable to those Participants employed by Big River Steel (“BRS”) or Vice Presidents of the Corporation who are subject to similar noncompete provisions in prior agreements outside of the Plan with BRS or the Corporation, as applicable, and (b) notwithstanding any other terms or conditions of the Plan or this Agreement to the contrary, in addition to any other remedies available at law, all unvested RSUs will be forfeited immediately and without further action by the Corporation in the event the Participant fails to comply with or breaches any of the obligations and restrictions under Exhibits A or B of this Agreement.

12.    Withholding Taxes: The Participant acknowledges that, regardless of any action taken by the Corporation or the Employing Company, the ultimate liability for any or all income tax, social security, payroll tax, payment on account or other tax-related withholding or liability in connection with any aspect of the RSUs, including the grant, vesting, or settlement of the RSUs or the subsequent sale of Shares (“Tax-Related Items”), is and remains his or her responsibility and may exceed the amount withheld by the Corporation or the Employing Company. Furthermore, the Participant acknowledges that the Corporation and/or the Employing Company (a) make no representations or undertakings regarding the treatment of any Tax-Related Items; and (b) do not commit to and are under no obligation to structure the terms of the grant of the RSUs or any aspect of the Participant’s participation in the Plan to reduce or eliminate his or her liability for Tax-Related Items or to achieve any particular tax result. Further, if the Participant has become subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Participant acknowledges that the Corporation and/or the Employing Company (or former Employing Company, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable event, the Participant shall pay or make adequate arrangements satisfactory to the Corporation and/or the Employing Company to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Corporation and/or the Employing Company, or their respective agents, at their discretion, to satisfy the obligations with regard to all applicable Tax-Related Items by one or a combination of the following methods: (1) withholding from Participant’s wages or other cash compensation paid to Participant by the Corporation and/or the Employing Company; (2) withholding from proceeds of the sale of Shares issued upon vesting of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Corporation (on Participant’s behalf pursuant to this authorization) through such means as the Corporation may determine in its sole discretion (whether through a broker or otherwise); or (3) withholding in Shares to be issued upon vesting of the RSUs. If the Corporation gives the Participant the power to choose the withholding method, and the Participant does not make a choice, then the Corporation will at its discretion withhold in Shares as stated in alternative (3) herein.

To avoid negative accounting treatment, the Corporation may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the Corporation withholds at a rate other than the minimum statutory rate, such as the maximum withholding rate, then the refund of any over-withheld amount shall be paid in cash and the Participant will have no entitlement to the Common Stock equivalent. If the Tax-Related Items are satisfied by withholding in Shares issuable upon vesting of the RSUs, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. Finally, the Participant shall pay to the Corporation or the Employing Company, any amount of Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan. The Participant understands that no Shares or proceeds from the sale of Shares shall be delivered to Participant, notwithstanding the lapse of the restrictions on the RSUs, unless and until the Participant shall have satisfied any obligation for Tax-Related Items with respect thereto.

Notwithstanding anything in this Section 12 to the contrary, if the RSUs are considered nonqualified deferred compensation subject to Section 409A, the fair market value of the Shares withheld together with the amount of cash withheld may not exceed the liability for Tax-Related Items.

13.    Nature of the Award: Nothing herein shall be construed as giving the Participant any right to be retained in the employ of an Employing Company or affect any right which the Employing Company may have to terminate the employment of such Participant. Further, by accepting this grant of RSUs, the Participant acknowledges that:

(a)the Plan is established voluntarily by the Corporation, it is discretionary in nature and may be modified, amended, suspended or terminated by the Corporation at any time, to the extent permitted by its terms;
(b)the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
(c)all decisions with respect to future RSU grants, if any, will be at the sole discretion of the Committee or its delegee, as applicable;
(d)the Participant is voluntarily participating in the Plan;
(e)the RSUs and the Shares subject to the RSUs are extraordinary items which do not constitute compensation of any kind for services of any kind rendered to the Corporation or to the Employing Company, and which are outside the scope of the Participant’s employment contract, if any;
(f)the RSUs and the Shares subject to the RSUs are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, dismissal, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Corporation or the Employing Company or any Subsidiary or affiliate of the Corporation;
(g)the RSUs and the Shares subject to the RSUs are not intended to replace any pension rights or compensation;
(h)the grant of RSUs will not be interpreted to form an employment contract or relationship with the Corporation, the Employing Company or any Subsidiary or affiliate of the Corporation;
(i)the future value of the Shares underlying the RSUs is unknown, indeterminable and cannot be predicted with certainty;
(j)no claim or entitlement to compensation or damages arises from forfeiture of the RSUs resulting from termination of the Participant’s employment by the Corporation or the Employing Company (for any reason whether or not in breach of applicable labor laws or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the RSUs to which the Participant is not otherwise entitled, the Participant irrevocably agrees never to institute any claim against the Corporation or the Employing Company, waives his or her ability, if any, to bring any such claim, and releases the Corporation and the Employing Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agreed to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(k)it is the Participant’s sole responsibility to investigate and comply with any applicable exchange control laws in connection with the issuance and delivery of Shares pursuant to the vesting of the RSUs;
(l)the Corporation and the Employing Company are not providing any tax, legal or financial advice, nor are the Corporation or the Employing Company making any recommendations regarding the Participant’s participation in the Plan or the Participant’s acquisition or sale of the Shares underlying the RSUs;
(m)the Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan;
(n)unless otherwise provided in the Plan or by the Corporation in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Corporation; and
(o)the following provisions apply only if the Participant is providing services outside the United States:
(i)the RSU and Shares subject to the RSU are not part of normal or expected compensation or salary for any purpose; and
(ii)the Participant acknowledges and agrees that neither the Corporation, the Employing Company nor any Subsidiary or affiliate of the Corporation shall be liable for any foreign exchange rate fluctuation between the local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.

14.    Data Privacy:

(a)The Participant hereby explicitly, unambiguously and voluntarily consents to the collection, use, disclosure and transfer, in electronic or other form, of his or her personal data as described in this Agreement and any other RSUs materials (“Data”) by and among, as applicable, any Employing Company and the Corporation for the exclusive purpose of implementing, administering, and managing his or her participation in the Plan.

(b)The Participant understands that any Employing Company and the Corporation may collect, maintain, process and disclose certain personal information about him or her, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Corporation, details of all equity awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the exclusive purpose of implementing, administering, and managing the Plan.

(c)The Participant acknowledges that Data will be transferred to any broker as designated by the Corporation and/or one or more stock plan service provider(s) selected by the Corporation, which may assist the Corporation with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different, including less stringent, data privacy laws and protections than his or her country. The Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Corporation and any other possible recipients that may assist the Corporation (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares acquired upon vesting of the RSUs.

(d)The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan, including to maintain records regarding participation. The Participant understands that if he or she resides in certain jurisdictions, to the extent required by applicable laws, he or she may, at any time, request access to Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents given by accepting these RSUs, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing these consents on a purely voluntary basis. If the Participant does not consent or if he or she later seeks to revoke his or her consent, his or her engagement as a service provider with any Employing Company and the Corporation will not be adversely affected; the only consequence of refusing or withdrawing his or her consent is that the Corporation will not be able to grant him or her RSUs under the Plan or administer or maintain RSUs. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan (including the right to retain these RSUs). The Participant understands that he or she may contact his or her local human resources representative for more information on the consequences of his or her refusal to consent or withdrawal of consent.

15.    Electronic Delivery: The Corporation may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Corporation intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Corporation. The Participant consents to the electronic delivery of the Plan documents and the Agreement. The Participant acknowledges that he or she may receive from the Corporation a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Corporation by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Corporation or any designated third-party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if the Participant has provided an electronic mail address) at any time by notifying the Corporation of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. The Participant agrees that the foregoing online or electronic participation in the Plan shall have the same force and effect as documentation executed in hardcopy written form. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents.

16.     Code Section 409A: It is the intent that the vesting or the payments of RSUs set forth in this Agreement shall either qualify for exemption from or comply with the requirements of Section 409A, and any ambiguities herein will be interpreted to so comply. The Corporation reserves the right, to the extent the Corporation deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all vesting or settlements provided under this Agreement are made in a manner that qualifies for exemption from or complies with Section 409A; provided, however, that the Corporation makes no representation that the vesting or settlement of RSUs provided under this Agreement will be exempt from Section 409A and makes no undertaking to preclude Section 409A from applying to the vesting or settlement of RSUs provided under this Agreement. In the event that any payment to a U.S. taxpayer or Participant otherwise subject to U.S. taxation, with respect to an RSU is considered to be based upon separation from service, and not compensation the Participant could receive without separating from service, then such amounts may not be paid until the first business day of the seventh month following the date of the Participant’s termination if the Participant is a “specified employee” under Section 409A of the Code upon his separation from service.

17.    Severability: In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

18.    Language: If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

19.    Governing Law and Venue: This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of laws thereof.

For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the Commonwealth of Pennsylvania, and agree that such litigation shall be conducted in the courts of Allegheny County, Pennsylvania, or the federal courts for the United States for the Western District of Pennsylvania, where this grant is made and/or to be performed.

20.    Exhibit C: Notwithstanding any provisions in this Agreement, the RSUs shall be subject to any special terms and conditions set forth in Exhibit C to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in Exhibit C, the special terms and conditions for such country will apply to the Participant, to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

21.     Insider Trading Restrictions/Market Abuse Laws: The Participant acknowledges that, depending on the Participant's country of residence, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect the Participant's ability to acquire or sell Shares or rights to Shares (e.g., RSUs) under the Plan during such times as the Participant is considered to have “inside information” regarding the Corporation (as defined by any applicable laws in the Participant's country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy maintained by the Corporation. The Participant acknowledges that it is the Participant's responsibility to comply with any applicable restrictions, and the Participant is advised to speak to his or her personal advisor on this matter.

22.     Imposition of Other Requirements: The Corporation reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Corporation determines it is necessary or advisable in order to comply with local law, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

23.     Headings: Headings of paragraphs and sections used in this Agreement are for convenience only and are not part of this Agreement, and must not be used in construing it.

24.    Waiver: The Participant acknowledges that a waiver by the Corporation of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant.

25.    Definitions: In addition to the capitalized terms defined in the Plan, the following terms as used herein shall have the following meanings when used with initial capital letters:

a)“Termination” shall mean the applicable employee’s termination of employment. For purposes of this Agreement, (i) for U.S. taxpayers, Termination and words of similar effect shall be construed consistent with a “separation from service” under Section 409A of the Code to the extent required by Section 409A of the Code, and (ii) for non-U.S. taxpayers, Termination and words of similar effect shall mean that the Participant is no longer actively employed by an Employing Company, without regard to any notice period (i.e., active employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any).

EXHIBIT A

Confidentiality and Proprietary Rights Agreement

This Confidentiality and Proprietary Rights Agreement (“Agreement”) is attached as Exhibit A to, and incorporated as a part of, the United States Steel Corporation Restricted Stock Unit Grant Agreement (“RSU Agreement”) and is applicable to the Participant named in the RSU Agreement to the extent provided in Section 11 of the RSU Agreement. For purposes of this Agreement, United States Steel Corporation and its subsidiaries or affiliates are described as the “Employer” or “Company”, the Participant named in the RSU Agreement is described as the “Employee”, and the Employer and the Employee are collectively referred to herein as the “Parties”.
1.Protection of Confidential Information.
(a)Confidential Information. The Employee understands and acknowledges that during the course of employment by the Employer, the Employee will have access to and learn about non-public, confidential, secret, and proprietary documents, materials, data, and other information, in tangible and intangible form, of and relating to the Employer and its businesses and existing and prospective customers, suppliers, investors, and other associated third parties (“Confidential Information”).
For purposes of this Agreement, Confidential Information is broadly defined in the Company policy on Protection of Confidential Information and includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, transactions, negotiations, know-how, trade secrets, computer programs, applications, databases, manuals, records, articles, supplier information, vendor information, financial information, legal information, marketing information, pricing information, credit information, design information, payroll information, staffing information, personnel information, developments, internal controls, sales information, algorithms, product plans, designs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes and results, specifications, manufacturing information of the Employer or its businesses or any existing or prospective customer, supplier, investor, or other associated third party, or of any other person or entity that has entrusted information to the Employer in confidence.
Confidential Information shall not include information that is generally available to and known by the public, provided that such disclosure to the public is through no direct or indirect fault of the Employee or person(s) acting on the Employee's behalf.
(b)Disclosure and Use Restrictions.
(i)Employee agrees:
(A)to treat all Confidential Information as strictly confidential and to use such Confidential Information only for the benefit of the Company and as required by Employee’s job responsibilities;
(B)not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever not having a need to know and authority to know and use the Confidential Information in connection with the business of the Employer and, in any event, not to anyone outside of the direct employ of the Employer except as required in the performance of any of the Employee's authorized employment duties to the Employer and only after execution of a confidentiality agreement (such as a Non-Disclosure Agreement) by the third party with whom Confidential Information will be shared;
(C)not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Employer, except as required in the performance of any of the Employee's authorized employment duties to the Employer or with the prior consent of an authorized officer acting on behalf of the Employer in each instance; and
(D)to return all copies of Confidential Information, and any other property of Employer, to Employer upon termination of employment.
(ii)The Employee understands and acknowledges that the Employee’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon his acceptance of the RSU Agreement and shall continue during and after the termination of Employee’s employment by the Employer, until such time as such Confidential Information has become public knowledge other than as a result of the Employee's breach of this Agreement or breach by those acting in concert with the Employee or on the Employee's behalf.
(c)Permitted Disclosures. Employee understands that the foregoing confidentiality provisions do not prohibit Employee from providing truthful information in good faith to any federal or state governmental agency, entity or official investigating an alleged violation of federal or state law or regulation or when Employee makes other disclosures that are protected under the whistleblower provisions of federal or state law. The Employee acknowledges receipt of Employer's policy regarding Reports by Employees of Illegal or Unethical Conduct setting forth Employer's reporting policy for a suspected violation of law; and the Protection of Confidential Information policy setting forth permissible disclosure of trade secrets if reporting alleged violations of law.
2.Protection of Proprietary Rights.
(a)Work Product. The Employee acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Employee, individually or jointly with others, during the period of the Employee’s employment by the Employer, and relating in any way to the business or contemplated business, research, or development of the Employer and all printed, physical, and electronic copies, all improvements, rights, and claims related to the foregoing, and other tangible embodiments thereof (collectively, "Work Product"), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents, and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions, and renewals thereof (collectively, "Intellectual Property Rights"), shall be the sole and exclusive property of the Employer. The Employee further acknowledges that the Employee has been provided a copy of the U. S. Steel Patent Rules and the Employee agrees to be bound by and adhere to the U. S. Steel Patent Rules.
(b)Work Made for Hire; Assignment. The Employee acknowledges that, by reason of being employed by the Employer at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is "work made for hire" as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Employer. To the extent that the foregoing does not apply, the Employee hereby irrevocably assigns to the Employer, for no additional consideration, the Employee's entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world.
(c)Further Assurances; Power of Attorney. During and after the Employee’s employment, the Employee agrees to reasonably cooperate with the Employer to (i) apply for, obtain, perfect, and transfer to the Employer the Work Product and Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect, and enforce the same, including, without limitation, executing and delivering to the Employer any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Employer. The Employee hereby irrevocably grants the Employer power of attorney to execute and deliver any such documents on the Employee's behalf in the Employee’s name and to do all other lawfully permitted acts to transfer the Work Product to the Employer and further the transfer, issuance, prosecution, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Employee does not promptly cooperate with the Employer's request (without limiting the rights the Employer shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be impacted by the Employee's subsequent incapacity.
(d)Moral Rights. To the extent any copyrights are assigned under this Agreement, the Employee hereby irrevocably waives, to the extent permitted by applicable law, any and all claims the Employee may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as "moral rights" with respect to all Work Product and all Intellectual Property Rights therein.
(e)No License. The Employee understands that this Agreement does not, and shall not be construed to, grant the Employee any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to the Employee by the Employer.
3.Security. The Employee agrees to comply with all Employer security and access policies and procedures, including but not limited to the Code of Ethical Business Conduct, the policy on Use and Protection of Company Computer Systems and Intellectual Property, the policy on Protection of Confidential Information, and Cyber Security Procedure A026 regarding Acceptable Use of Computing Resources.
4.Certification. By accepting this Agreement, employee certifies that Employee: (a) has not and will not use or disclose to the Company any confidential information and/or trade secrets belonging to others, including any prior employers; (b) will not use any prior inventions made by employee and which the Company is not legally entitled to learn of or use; and (c) is not subject to any prior agreements that would prevent Employee from fully performing his or her duties for the Company.
5.Acknowledgment. Nothing in this Agreement shall alter the at-will status of the employment relationship between the Employer and the Employee, pursuant to which either the Employer or the Employee may terminate the employment relationship at any time, with or without cause, and with or without notice.
6.Remedies. The Employee acknowledges that the Employer's Confidential Information and the Employer's ability to reserve it for the exclusive knowledge and use of the Employer is of great competitive importance and commercial value to the Employer, and that improper use or disclosure of the Confidential Information by the Employee will cause irreparable harm to the Employer, for which remedies at law will not be adequate. In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee hereby consents and agrees that the Employer shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

7.Protections for Affiliates and Subsidiaries. This Agreement is intended to benefit all Company subsidiaries and affiliates for which Employee performs services, has customer contact, or about which Employee receives Confidential Information. Therefore, any subsidiary or affiliate of Employer that may be adversely affected by a breach may enforce this Agreement regardless of which entity employs Employee at the time.
8.Successors and Assigns.
(a)The Employer may assign this Agreement to any subsidiary or corporate affiliate, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business or assets of the Employer. This Agreement shall inure to the benefit of the Employer and permitted successors and assigns.
(b)No Assignment by the Employee. The Employee may not assign this Agreement or any part hereof. Any purported assignment by the Employee shall be null and void from the initial date of purported assignment.
9.Governing Law. This Agreement, for all purposes, shall be construed in accordance with the laws of Pennsylvania without regard to conflicts-of-law principles.
10.Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between the Employee and the Employer pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.
11.Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and by a duly authorized officer of the Employer (other than the Employee). No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.
12.Severability. If any portion of this Agreement shall be held unenforceable, the parties agree that a court of competent jurisdiction may modify the agreement (by adding or removing language) or sever unenforceable provisions in order to render this Agreement enforceable to the fullest extent permitted by law.
13.Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

EXHIBIT B

Non-Competition Agreement

This Non-Competition Agreement (“Agreement”) is attached as Exhibit B to, and incorporated as a part of, the United States Steel Corporation Restricted Stock Unit Grant Agreement (“RSU Agreement”) and is applicable to the Participant named in the RSU Agreement to the extent provided in Section 11 of the RSU Agreement. For purposes of this Agreement, United States Steel Corporation and its subsidiaries or affiliates are described as the “Employer” or “Company”, the Participant named in the RSU Agreement is described as the “Employee”, “me” or “I”, and the Employer and the Employee are collectively referred to herein as the “Parties”.
1.     Definitions.

(a)    “Competing Products” means products or services sold by the Company, or any prospective product or service the Company took steps to develop for which I had any responsibility during the 24 months preceding the termination of my employment.

(b)    “Restricted Territory” means the geographic territory (i) within sixty miles of the area in which I worked or (ii) over which I had responsibility or (iii) that the nature and scope of my duties could have affected, during the 24 months preceding the termination of my employment, whichever is greatest.  Restricted territory may be national or global depending on the nature of my duties and the knowledge acquired in the performance of those duties.

2.    Non-Competition. During my employment and for 12 months after termination of my employment for any reason, I will not directly or indirectly, on behalf of myself or in conjunction with any other person or entity:

(a)    own any business (other than less than 5% ownership in a publicly traded company) that sells Competing Products in the Restricted Territory; or

(b)    work in the Restricted Territory for any person or entity that sells Competing Products, in any role.

3.    Non-Solicitation Of Customers & Employees. During my employment and for 12 months after termination of my employment, I will not directly or indirectly, on behalf of myself or in conjunction with any other person or entity:

(a)    solicit or accept business from any customer or prospective customer of the Company with whom I had contact during the last 24 months of my employment, for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company; or

(b)    solicit or hire any employee or independent contractor of the Company, who worked for the Company during the 6 months preceding termination of my employment, to work for me or my new employer.

For purposes of this section, solicit means:

(a)    Any comments, conduct or activity that would influence a customer’s decision to continue doing business with the Company, regardless of who initiates contact; and/or

(b)    Any comments, conduct or activity that would influence an employee’s decision to resign his employment with the Company or accept employment with my new company, regardless of who initiates contact.

4.    Acknowledgment. Nothing in this Agreement shall alter the at-will status of the employment relationship between the Employer and the Employee, pursuant to which either the Employer or the Employee may terminate the employment relationship at any time, with or without cause, and with or without notice.
5.    Change of Position. If the Employer changes Employee’s position or title with the Employer, or transfers Employee from one affiliate to another, this Agreement and Employee’s obligations hereunder will remain in force.
6.    Protections for Affiliates and Subsidiaries. This Agreement is intended to benefit all Company subsidiaries and affiliates for which Employee performs services, has customer contact, or about which Employee receives Confidential Information. Therefore, any subsidiary or affiliate of Employer that may be adversely affected by a breach may enforce this Agreement regardless of which entity employs Employee at the time.
7.    Successors and Assigns.
(a)    The Employer may assign this Agreement to any subsidiary or corporate affiliate, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business or assets of the Employer. This Agreement shall inure to the benefit of the Employer and permitted successors and assigns.
(b)    No Assignment by the Employee. The Employee may not assign this Agreement or any part hereof. Any purported assignment by the Employee shall be null and void from the initial date of purported assignment.

8.    Governing Law. This Agreement, for all purposes, shall be construed in accordance with the laws of Pennsylvania without regard to conflicts-of-law principles.
9.    Injunctive Relief and Attorney’s Fees. Employee agrees that in the event Employee breaches this Agreement, the Company will be irreparably harmed and entitled to an injunction restraining any further breach, in addition to any other rights to which it is entitled. Further, Employee will be responsible for all attorneys’ fees, costs and expenses incurred by the Company to enforce this Agreement in the event that the Employee breaches the Agreement. Additionally, any time periods for restrictions set forth in Paragraph 2 above will be extended by an amount of time equal to the duration of any time period during which Employee is in violation of this Agreement.
10.    Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between the Employee and the Employer pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.
11.    Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and by a duly authorized officer of the Employer (other than the Employee). No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.
12.    Severability. If any portion of this Agreement shall be held unenforceable, the parties agree that a court of competent jurisdiction may modify the Agreement (by adding or removing language) or sever unenforceable provisions in order to render this Agreement enforceable to the fullest extent permitted by law.
13.    Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

EXHIBIT C

Additional Terms and Conditions of the
United States Steel Corporation 2016 Omnibus Incentive Compensation Plan
Restricted Stock Unit Grant Agreement

TERMS AND CONDITIONS

This Exhibit C includes additional terms and conditions that govern the RSUs granted to the Participant under the Plan if he or she works or resides in one of the countries listed below. If the Participant is a citizen or resident of a country other than that in which the Participant is currently working or transfers employment to another country after the RSUs are granted, the Corporation shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Participant. Certain capitalized terms used but not defined in this Exhibit C have the meanings set forth in the Plan and/or the Agreement.

NOTIFICATIONS

This Exhibit C also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the laws in effect in the applicable countries as of January 2021. Such laws are often complex and change frequently. As a result, the Corporation strongly recommends that the Participant not rely on the information in this Exhibit C as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time that the Participant vests in the RSUs or sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Corporation is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to the Participant’s situation.

Finally, if the Participant is a citizen or resident of a country other than that in which the Participant is currently working or transfers employment to another country after the RSUs are granted, the information contained herein may not be applicable.

SLOVAK REPUBLIC

NOTIFICATIONS

Foreign Assets Reporting Information. If the Participant permanently resides in the Slovak Republic and, apart from being employed, carries on business activities as an independent entrepreneur (in Slovakian, podnikatel), the Participant will be obligated to report his or her foreign assets (including any foreign securities such as Shares acquired under the Plan) to the National Bank of Slovakia if the value of the foreign assets exceeds a certain legally designated amount. These reports must be submitted on a monthly basis by the 15th day of the respective calendar month, as well as on a quarterly basis by the 15th day of the calendar month following the respective calendar quarter, using notification form DEV (NBS) 1-12, which may be found at the National Bank of Slovakia's website at www.nbs.sk.

Furthermore, if the above preconditions are met (i.e., permanent residence in the Slovak Republic and entrepreneurial activities in addition to the employment), the Participant will be obliged to report certain additional information under Section 34b of Act No. 566/1992 Coll. on National Bank of Slovakia as amended. This information is mostly of general nature and contains personal identification data of the Participant - place and date of birth, birth certificate number, academic degree, etc., as well as telephone and fax number and e-mail address of the Participant, if any.

Securities Disclaimer. The grant of the RSUs is exempt from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in the Slovak Republic.

Personal Data Protection. The national identification number (in Slovak: rodné číslo) may be used for identification of the Participant only if required to achieve the determined purpose of processing. It is forbidden to make the national identification number public; the only exception is when the data subject made the national identification number public by itself.

UNITED KINGDOM

NOTIFICATIONS

Securities Disclosure. The grant of the RSUs is exempt from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in the United Kingdom. The Agreement is not an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with the Plan. The Plan and the RSUs are exclusively available in the UK to bona fide employees and former employees and any other UK subsidiary of the Corporation.

Taxation. The RSUs are not intended to be qualified for purposes of taxation or National Insurance Contributions applicable in the United Kingdom.

Tax Consultation. Participant understands that he or she may suffer adverse tax consequences as a result of Participant’s acquisition or disposition of the Shares. Participant represents that he or she will consult with any tax advisors that Participant deems appropriate in connection with the acquisition or disposition of the Shares and that Participant is not relying on the Employing Company and the Corporation for any tax advice.

UNITED KINGDOM, EUROPEAN UNION AND EUROPEAN ECONOMIC AREA

For Participants who reside in the United Kingdom, European Union or the European Economic Area, the following provisions replace the Data Privacy provisions in Section 14 of the Agreement.

(a)Data Collected and Purposes of Collection.  The Participant understands that the Corporation, acting as controller, as well as the Employing Company, may collect, to the extent permissible under applicable law, certain personal information about the Participant, including name, home address and telephone number, information necessary to process the RSUs (e.g., mailing address for a check payment or bank account wire transfer information), date of birth, social insurance number or other identification number, salary, nationality, job title, employment location, any Shares or directorships held in the Corporation (but only where needed for legal or tax compliance), any other information necessary to process mandatory tax withholding and reporting, details of all RSUs granted, canceled, vested, unvested or outstanding in the Participant’s favor, and where applicable Service termination date and reason for termination  (all such personal information is referred to as “Data”).  The Data is collected from the Participant, any Employing Company and the Corporation, for the exclusive purpose of implementing, administering and managing the Plan pursuant to the terms of this Agreement.  The legal basis (that is, the legal justification) for processing the Data is to perform this Agreement.  The Data must be provided in order for the Participant to participate in the Plan and for the parties to this Agreement to perform their respective obligations thereunder.  If the Participant does not provide Data, he or she will not be able to participate in the Plan and become a party to this Agreement.

(b)Transfers and Retention of Data.  The Participant acknowledges and understands that the Employing Company will transfer Data to the Corporation for purposes of plan administration. The Employing Company and the Corporation may also transfer the Participant’s Data to other service providers (such as accounting firms, payroll processing firms or tax firms), as may be selected by the Corporation in the future, to assist the Corporation with the implementation, administration and management of this Agreement.  The Participant understands that the recipients of the Data may be located in the United States, a country that does not benefit from an adequacy decision issued by the European Commission and is not listed by the Swiss supervisory authority as a country with adequate data protection legislation.  Where a recipient is located in a country that does not benefit from an adequacy decision or adequacy listing, the transfer of the Data to that recipient will be made pursuant to European Commission-approved standard contractual clauses when required by applicable law, a copy of which may be obtained by contacting dataprotection@sk.uss.com or complianceofficer@uss.com.  The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s rights and obligations under this Agreement, and for the duration of the relevant statutes of limitations, which may be longer than the term of this Agreement.

(c)The Participant’s Rights in Respect of Data. The Corporation will take steps in accordance with applicable legislation to keep Data accurate, complete and up-to-date.  The Participant is entitled to have any inadequate, incomplete or incorrect Data corrected (that is, rectified).  The Participant also has the right to request access to his or her Data as well as additional information about the processing of that Data.  Further, the Participant is entitled to object to the processing of Data or have the Participant’s Data erased, under certain circumstances.  As from May 25, 2018, and subject to conditions set forth in applicable law, the Participant also is entitled to (i) restrict the processing of his or her Data so that it is stored but not actively processed (e.g., while the Corporation assesses whether the Participant is entitled to have Data erased) and (ii) receive a copy of the Data provided pursuant to this Agreement or generated by the Participant, in a common machine-readable format.  To exercise his or her rights, the Participant may contact the local human resources representative.  The Participant may also contact the relevant data protection supervisory authority, as he or she has the right to lodge a complaint.  The data protection officer may be contacted at dataprotection@sk.uss.com.